UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

IFTH ACQUISITION CORP.
 (Exact name of registrant as specified in its charter)

DELAWARE	000-22693	11-2889809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 3, 2008, Kay E. Langsford resigned as a member of the board of directors of IFTH Acquisition Corp. (the “Company”). On the same date, the board of directors of the Company appointed William J. Caragol as chief executive officer, president, acting chief financial officer and director of the Company. Mr. Caragol previously served as the acting chief executive officer and acting chief financial officer of the Company. As a result of his appointment, 500,000 restricted shares of common stock of the Company, issued from the Company’s 2001 Flexible Stock Plan, vested on December 3, 2008.

There are no arrangements or understandings between Mr. Caragol and any other persons pursuant to which Mr. Caragol was selected as a director. It is not expected that Mr. Caragol will be appointed to serve on any committees of the board of directors of the Company.

On August 1, 2008, Digital Angel Corporation, a Delaware corporation, entered into a Stock Purchase Agreement for the sale of 2,570,000 shares of common stock of the Company, which constituted 49.9% of the Company’s issued and outstanding common stock as of August 1, 2008, to Blue Moon Energy Partners LLC, a Florida limited liability company (“Blue Moon”). Blue Moon paid, in consideration for the shares, an aggregate of $400,000, which amount was provided as capital contributions by the members of Blue Moon, one of whom is Mr. Caragol.

Mr. Caragol, age 41, served as our acting chief executive officer and acting chief financial officer since October 24, 2008. He has served as the president of VeriChip Corporation since May 2007, its chief financial officer and vice president since August 2006, its treasurer since December 2006 and its secretary since March 2007. From July 2005 to August 2006, he served as the chief financial officer of Government Telecommunications, Inc. From December 2003 to June 2005, Mr. Caragol was the vice president of business development and chief financial officer of Millivision Technologies, a technology company focused on security applications. From August 2001 to December 2003, Mr. Caragol was a consulting partner with East Wind Partners LLP, a technology and telecommunications consulting company, in Washington, D.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IFTH Acquisition Corp.

Date: December 8, 2008

/s/ William J. Caragol
William J. Caragol
Chief Executive Officer, President and Acting Chief Financial Officer

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